Exhibit 10.15

Execution Version

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is entered into as of June 15, 2012, by and between YETI Coolers, LLC, a Delaware limited liability company (together with its successors, “YETI”), and Cortec Management V, LLC, a Delaware limited liability company (“Cortec”).

WHEREAS, YETI is presently engaged in the business of designing, manufacturing and distributing ice chests and coolers, including water coolers and soft sided coolers for sale to sporting goods, industrial, specialty retailers and direct to consumers (collectively, the “Business”); and

WHEREAS, YETI for itself and its present and future Subsidiaries, has sought from Cortec, and Cortec has agreed to provide to YETI and its Subsidiaries, certain Management Advisory Services (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, YETI and Cortec agree as follows:

I.                                        As used throughout this Agreement, the following terms have the following meanings:

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have the meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of June 15, 2012, among Buyer, the lenders party thereto (the “Lenders”) and Fifth Street Finance Corp., as Administrative Agent and Lead Arranger (the “Agent”).

“Fee” means 1% of consolidated net revenues (in accordance with GAAP) of YETI and its Subsidiaries, payable quarterly during the Term, provided that (i) the total Fee accrued does not exceed $750,000 per annum, and (ii) the payment of the Fee, and the rights of Cortec with respect thereto, shall be subject to the terms and conditions set forth in Section VI.B.

“GAAP” means the generally accepted accounting principles in the United States of America.

“Management Advisory Services” means professional and administrative advice in areas relating to the Business such as, but not limited to, finance, budgeting, tax planning, risk management, business planning, manufacturing, sales, marketing, staffing levels and acquisitions.

“Person” means any individual, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other entity or association.

“Subsidiary” means any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Term” means the period commencing the effective date of this Agreement and ending on the tenth (10) anniversary hereof, subject to the extension and termination provisions set forth in this Agreement.

II.                                   YETI hereby retains Cortec to furnish Management Advisory Services to YETI and its Subsidiaries for the Term, all on the terms and subject to the conditions set forth below.

III.                              Cortec shall perform Management Advisory Services at such locations as it deems appropriate. However, when Cortec deems it necessary to provide Management Advisory Services at a facility of YETI or any of its Subsidiaries, YETI shall provide or cause its Subsidiary to provide Cortec, at no cost, with suitable office space and support services.

IV.                               Cortec shall at all times endeavor to provide Management Advisory Services to YETI and its Subsidiaries in a timely manner with the intention of promoting and assisting the Business. Cortec shall make its personnel reasonably available to the management of YETI and its Subsidiaries for the purposes of providing Management Advisory Services and shall undertake all reasonable activities required to carry out the intentions of the parties as set forth in this Agreement.

V.                                    YETI shall fully cooperate, and shall cause its Subsidiaries to cooperate, with Cortec to enable Cortec to perform Management Advisory Services. Without limitation, said cooperation shall mean the supplying of all documentation requested by Cortec and providing access to necessary personnel.

VI.                               A.                                    Commencing with the calendar quarter ended September 30, 2012, YETI shall pay (or shall cause one or more of its Subsidiaries to pay) Cortec on or about the fifth business day of the first month of each and every calendar quarter of the Term, the Fee for Management Advisory Services rendered during the preceding quarter based on net revenues during such quarter, provided that the first Fee shall be based on net revenues between the date hereof and September 30, 2012 and shall be paid by YETI to Cortec on October 5, 2012. In addition to payment of the Fee, YETI shall reimburse (or shall cause one of its Subsidiaries to reimburse) Cortec from time to time for all reasonable and documented out-of-pocket expenses incurred by Cortec in the course of rendering Management Advisory Services pursuant to this Agreement (“Expenses”).

B.                                    1.                                      If any Specified Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing (each such event, an “Event of Default”), or if the Company is not in compliance with the requirements of Section 3.5 of the

YETI Coolers Advisory Agreement

Credit Agreement, or if a payment of the Fee would result in an Event of Default, YETI shall not pay or cause to be paid the Fee in cash unless it shall have received the prior written consent of the Agent. If, as a result of the circumstances described in the foregoing sentence, YETI fails to pay or cause to be paid any portion of the Fee in cash when due and payable (such unpaid portion of the Fee, the “Deferred Fee”), then all Deferred Fees shall (i) accrue and be owing to Cortec and (ii) be paid to Cortec after the waiver or the cure of any such event or circumstance (it being understood that the $750,000 annual limitation on Fees does not apply to payments of Deferred Fees), provided that the payment of the Deferred Fees would not result in an Event of Default or otherwise be prohibited from being paid under the terms of ‘the Credit Agreement. Notwithstanding the foregoing, nothing in this Section VI.B will prevent YETI or one or more of its Subsidiaries from reimbursing Cortec for Expenses.

2.                                      In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, Cortec shall have received any payment in respect of this Agreement (including as a distribution in a bankruptcy proceeding of YETI or any of its Subsidiaries) contrary to such provisions, then and in such event such payment or distribution shall be received and held in trust for the Lenders under the Credit Agreement, so long as the Credit Agreement remains in effect or YETI has any obligations under the Credit Agreement which remain unpaid, and shall be paid over or delivered to the respective Agents for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment or prepayment of all indebtedness under the Credit Agreement.

3.                                      Cortec hereby acknowledges receipt of $1,350,000 as a closing fee paid in connection with the acquisition on the date hereof by YETI Acquisition, LLC, a Delaware limited liability company and a Subsidiary of YETI (“Buyer”), of all the issued and outstanding membership interests of YETI pursuant to the Membership Interests Purchase Agreement, dated as of May 22, 2012, by and among Buyer and the other parties thereto (the “Purchase Agreement”).

C.                                    Subject to any applicable limitations set forth in the Credit Agreement, Cortec may charge a transaction fee to YETI at the closing of any acquisition by YETI or a Subsidiary of another business or product line, whether in the form of an acquisition of capital stock, other equity securities or assets of any Person, in an amount not to exceed 1% of the purchase price in such transaction. Upon the closing of any such acquisition, YETI shall cause any direct or indirect non-foreign subsidiary of YETI acquired or formed in connection with such acquisition to join in and agree to be bound by this Agreement as if it were an entity that signed this Agreement as an original signatory. For purposes of this Section VI.C.:

1.                                      in the case of any transaction (including a merger or consolidation) relating to the direct or indirect acquisition of stock of any Person, the purchase price in such transaction shall be deemed to be the sum of (i) the total value of all outstanding equity securities of the acquired Person plus (ii) the total principal

YETI Coolers Advisory Agreement amount of all debt of the acquired Person (including without limitation any debt incurred in connection with such transaction), in each case determined after giving effect to such transaction; and

2.                                      in the case of any transaction relating to the direct or indirect acquisition of assets of any Person, the purchase price in such transaction shall be deemed to be the total consideration paid or payable for the net assets acquired, plus the total principal amount of any debt assumed in connection with the acquisition or incurred in connection therewith (other than to fund the purchase price for the net assets acquired).

VII.                          A.                                    YETI shall, and shall cause each of its Subsidiaries to, to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other  applicable laws as presently or hereinafter in effect, protect, indemnity, defend and save harmless Cortec and its employees, members, managers, officers, agents, affiliates and Subsidiaries (any such person, a “Responsible Person”), or such person’s heir, successor or administrator, from and against all losses, judgments, fines, amounts paid in settlement (provided YETI shall have consented to such settlement, which consent shall not be unreasonably withheld or delayed by it), liabilities, obligations, claims, damages, penalties (whether civil, criminal or other), causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and costs of investigation (including, without limitation, any interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing incurred by such Responsible Person) (collectively, “Liabilities”) imposed upon or incurred by or asserted against any Responsible Person whether in connection with any action or proceeding, whether civil, at law, in equity, criminal, administrative, investigative or otherwise, including any action by or in the right of YETI, or otherwise (collectively, a “Claim”) arising out of, associated with or related to (1) this Agreement, (2) the provision of Management Advisory Services, or (3) the performance of any other services for or on behalf of YETI or any of its Subsidiaries, in each case (x) whether in such Responsible Person’s capacity as a current or former director or officer of YETI or in such Responsible Person’s capacity as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise at the request or YETI and (y) whether or not in an advisory capacity and including representing YETI or any of its Subsidiaries in dealings with third parties, in each case whether arising or accruing during or after the Term, including without limitation Liabilities arising out of any accident, injury to or death of any person or persons or loss of or damage to property and Liabilities based upon claims of malfeasance, misfeasance or nonfeasance; provided, that the person seeking indemnification acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of YETI (any such Claim, an “Indemnifiable Claim”).

B.                                    If a Responsible Person is entitled under this Section VII to indemnification by YETI for a portion of any Liabilities, but not for the total amount thereof, YETI shall nevertheless indemnify such Responsible Person for the portion thereof to which such Responsible Person is entitled. For purposes of this Section VII, any director of a direct or indirect wholly-owned subsidiary of YETI is deemed to be serving in that capacity at the request of YETI. Any person entitled to indemnification pursuant to this Section VII is hereinafter referred to as an “Indemnified Person”).

C.                                    All expenses reasonably incurred by a Responsible Person in connection with a threatened or actual Claim with respect to which such Responsible Person is or may be entitled to indemnification under this Section VII must be advanced or promptly reimbursed by YETI to him or her in advance of the final disposition of such Claim, upon receipt of an undertaking by such Responsible Person or on his or her behalf to repay the amount of such advances (without interest), if any, as to which such Responsible Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which such Responsible Person is entitled.

D.                                    The indemnification provided by this Section VII is in addition to any other rights to which any Responsible Person may be entitled. Notwithstanding any different standard of conduct set forth in the organizational documents of YETI or in any other agreement with YETI, a Responsible Person is entitled to the standard of conduct providing the highest degree of protection to such Responsible Person. YETI is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section VII to the fullest extent permitted by the laws of the State of Delaware or any other applicable laws as presently or hereafter in effect.

E.                                     In the event that any Indemnified Person entitled to indemnification, advancement of expenses and/or insurance provided by YETI or any of its Subsidiaries (each a “YETI Indemnitor”) pursuant to its certificate of incorporation or by-laws or any separate agreement of indemnification also has rights to indemnification, advancement of expenses and/or insurance provided by Cortec, Cortec Group Fund V, L.P. or any other affiliate of Cortec (any of the foregoing being a “Secondary Indemnitor”), then as between the YETI Indemnitor and the Secondary Indemnitor the following shall apply: The YETI Indemnitor (i) shall be the indemnitor of first resort (i.e. its obligations to the Indemnified Person shall be primary and any obligation of the Secondary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Person shall be secondary); (ii) shall be required to advance the full amount of expenses incurred by the Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the certificate of incorporation, by-laws or indemnification agreement of the YETI Indemnitor, without regard to any rights the Indemnified Person may have against the Secondary Indemnitor; and (iii) shall irrevocably waive, relinquish and release the Secondary Indemnitor from any and all claims it may have against the Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of its indemnification of and advancement of expenses to the Indemnified Person. No advancement or payment by the Secondary Indemnitor to or on behalf of an Indemnified Person with respect to any claim for which the Indemnified Person has sought or may seek indemnification from the YETI Indemnitor shall affect the foregoing and the Secondary Indemnitor shall, to the extent of such advancement or payment, have a right of contribution from the YETI Indemnitor and/or a right of subrogation to all rights of recovery of the Indemnified Person against the YETI Indemnitor. Each Secondary Indemnitor shall be an express third party beneficiary of this Section VII.

VIII.                     Unless written notice of non-renewal is delivered by either Cortec or YETI not less than ninety (90) or more than one hundred and twenty (120) days before the expiration of the then existing Term, this Agreement will be automatically renewed for additional periods of one year each.

IX.                               This Agreement may be terminated by Cortec at any time or by YETI for “cause” upon thirty days written notice of the intention to terminate. For the purposes of this Agreement, “cause” means and is limited to the material breach by Cortec in performing its obligations as set forth in this Agreement and failure of Cortec to cure such breach.

A.                                    If YETI intends to terminate this Agreement for cause, it shall deliver to Cortec a written notice of intention to terminate which shall contain (1) a notice that the Agreement will be terminated for cause, (2) a detailed description of the material breach alleged to have been committed, and (3) a notice that said termination shall be effective thirty (30) days after it is received by Cortec unless within said thirty (30) days Cortec remedies the breach or in the case of a breach that cannot in good faith be remedied within said period, Cortec institutes good faith measures to remedy said breach.

B.                                    Upon termination of this Agreement pursuant to this Section IX, YETI shall have no further liability to Cortec for payment of the Fee or reimbursement of expenses, except for the Fee accrued to the date of termination for services rendered up to that date and for expenses incurred prior to the date of termination, but the rights of Cortec under Section VI and the rights of the Indemnified Persons and Secondary Indemnitors under Section VII shall survive such termination.

X.                                    All notices, requests, demands and other communications hereunder shall be in writing, sent by certified mail (return receipt requested), messenger or other private delivery service and shall be effective when actually delivered to the addressee at the following addresses (or at such other address as shall be given in writing by either party to the other):

To YETI	YETI Coolers, LLC
c/o Cortec Group Fund V, L.P.
200 Park Avenue
New York, New York 10166
Attention: David L. Schnadig

with a copy to:

Cortec Management V, LLC
200 Park Avenue
New York, New York 10166
Attention: Managing Member

To Cortec                                          Cortec Management V, LLC
200 Park Avenue
New York, New York 10166
Attention: David L. Schnadig

XI.                               This Agreement and each and every agreement, covenant, term and condition contained herein shall be binding upon and inure to the benefit of the respective successors. Except as set forth in this Agreement, no right, duty, obligation or interest arising hereunder may be assigned, delegated or transferred without the prior written consent of the other party, provided that Cortec may assign and delegate its rights and obligations under this Agreement to any other entity controlling, controlled by or under common control with Cortec. This Agreement shall be binding upon the respective permitted successors and assigns of the parties hereto.

XII.                          The illegality or unenforceability of any clause or provision of this Agreement under any present or future laws, shall not affect the validity of the remainder of this Agreement.

XIII.                     This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York. Any disputes arising out of this Agreement shall be resolved in the courts of the State of New York or of the United States, in each case sitting in New York County. The parties agree that service of process by certified mail, return receipt requested, shall be valid and legal process, sufficient to subject the recipient to the jurisdiction of the courts specified herein.

XIV.                      This Agreement contains the entire agreement between Cortec and YETI and supersedes any and all prior management agreements between the parties or any of their Subsidiaries. No change or modification of this Agreement shall be valid unless in writing and signed by an authorized officer of each of YETI and Cortec; provided that no provision of Section VI may be changed or modified in a manner that adversely affects the Lenders without the consent of the Agent, which such consent shall not be unreasonably withheld, conditioned or delayed. The Lenders are third party beneficiaries of Section VI and may enforce the same as if directly a party hereto.

XV.                           This Agreement is intended to create an independent contractor relationship between the parties for purpose of Federal, State and local law, including without limitation, the Internal Revenue Code of 1986, as amended.

XVI.                      NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO INSTANCE SHALL CORTEC, ITS EMPLOYEES, MEMBERS, MANAGERS, OFFICERS, AGENTS, AFFILIATES OR SUBSIDIARIES BE HELD RESPONSIBLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

CORTEC MANAGEMENT V, LLC

By:	/s/ David L. Schnadig
	Name:	David L. Schnadig
	Title:	Member

YETI COOLERS, LLC

By:	/s/ James W. Tucker
	Name:	James W. Tucker
	Title:	Member